Exhibit 99.1

LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of the 1st day of June, 2016 (the “Effective Date”), is by and between PowerVerde, Inc., a Delaware corporation (“PWVI”), and Helidyne LLC, a Utah limited liability company (“Helidyne”).

INTRODUCTION

1.	Helidyne owns and has the right to grant licenses under certain intellectual property.
2.	Helidyne is in the business of developing, manufacturing, marketing, and distribution of planetary rotor expanders based on its proprietary technology and their incorporation into power generation systems.
3.	PWVI has begun manufacturing and marketing proprietary distributed electric power generation systems.
4.	PWVI and Helidyne are interested in establishing a licensing relationship on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the foregoing recitals are true and correct and further agree as follows:

Article I
Definitions

The matters contained within the introduction above are adopted into this Agreement. When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

1.1                “Affiliate”. Affiliate means, with respect to a Person, any Person that controls, is controlled by, or is under common control with such Person. For purposes of this Section 1.1, “control” shall refer to (a) direct or indirect ownership of 50% or more of the stock or shares having the right to vote for the election of directors of such Person or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.2                “Business Day”. Business Day means a day other than a Saturday or Sunday or federal holiday in the United States.

1.3                “Commencement Date”. Commencement Date means the first day of the calendar month immediately following the month of the Effective Date.

1.4                “Commercial Year”. Commercial Year means each of the following: (a) the 12-month period beginning on the Commencement Date (the “First Commercial Year”) and (b) each 12-month period beginning on the anniversary of the Commencement Date (the “Second Commercial Year”, the “Third Commercial Year”, etc.).

1.5                “Commercialization”. Commercialization means the first to occur of (i) the receipt of the first commercial order for a System that incorporates an Expander or for an unpackaged Expander, (ii) one year after a System obtains all appropriate UL certifications (or equivalent), or (iii) three years after the Effective Date.

1.6                “Confidential Information”. Confidential Information means all proprietary documents, technology or other information actually disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”) pursuant to this Agreement and that is marked as “confidential” or “proprietary.” Notwithstanding the foregoing to the contrary, information that is orally or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of such Party for 60 days after its disclosure and thereafter shall remain Confidential Information if, within such 60-day period after such disclosure, the Disclosing Party delivers to the Receiving Party a written document or documents (which may include email) describing the information and referencing the place and date of such oral, visual or written disclosure and the names of the persons to whom such disclosure was made with the designation that it is Confidential Information. “Confidential Information” shall not include information to the extent such information: (a) is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party or its Affiliates; (b) is lawfully received by the Receiving Party on a non-confidential basis from a Third Party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other Person with respect to such information; (c) is already known to the Receiving Party at the time of disclosure by the Disclosing Party; or (d) can be shown by the Receiving Party to have been independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information.

1.7                “Control” or “Controlled”. Control or Controlled means, with respect to any Intellectual Property Right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party of the ability to grant to the other Party access, ownership, a license and/or a sublicense as provided herein without violating the terms of any agreement or other arrangement with any Third Party entered into or existing as of the time such Party would first be required hereunder to grant the other Party such access, ownership, license, or sublicense.

1.8                “Direct Cost”. Direct Cost means those costs that can be traced or measured directly to the Expander in accordance with generally accepted accounting principles. Direct Cost specifically excludes overhead, administration, R&D, legal, marketing, and advertising costs, and specifically includes the material, labor, and outsourced services costs incurred in the manufacturing and assembly of the specific Expander.

1.9                “Exclusive Markets”. Exclusive Market means those markets, uses and applications set forth under the Exclusive Markets section in Exhibit “B”.

1.10            “Expander”. Expander means one of Helidyne’s planetary expander and lube oil systems, described in Exhibit “C” attached hereto, as such systems may be modified, improved, enhanced or upgraded from time to time.

1.11            “Helidyne Documentation”. Helidyne Documentation means all documentation reasonably required from time to time for operation of the Expanders, to the extent such documentation is in existence on the date hereof or is actually created hereafter. Helidyne shall have no obligation to create Helidyne Documentation.

1.12            “Helidyne Intellectual Property”. Helidyne Intellectual Property means (a) the Helidyne Patent Rights, (b) the Helidyne Name Rights, (c) the Helidyne Know-How, (d) the Helidyne Documentation, and (e) all Intellectual Property Rights in the foregoing.

1.13            “Helidyne Know-How”. Helidyne Know-How means all know-how disclosed by Helidyne to PWVI pursuant to this Agreement to the extent considered Confidential Information hereunder.

1.14            “Helidyne Name Rights”. Helidyne Name Rights means all Name Rights Controlled by Helidyne on the Effective Date or thereafter during the term of this Agreement that are set forth in Exhibit “A”, as amended from time to time by mutual agreement of the Parties or otherwise relate to generation of electric power through emissions-free generation systems.

1.15            “Helidyne Patent Rights”. Helidyne Patent Rights means all Patent Rights Controlled by Helidyne on the Effective Date or thereafter during the term of this Agreement that (a) are set forth in Exhibit “A”, as amended from time to time by mutual agreement of the Parties, (b) claim priority from or are otherwise based on the Patent Rights set forth in Exhibit “A”, as amended from time to time by mutual agreement of the Parties, or (c) otherwise relate to the Expanders. The absence of a Patent Right from Exhibit “A” as attached to this Agreement or as amended is not dispositive of whether such Patent Right is included in the Helidyne Patent Rights.

1.16            “Intellectual Property Rights”. Intellectual Property Rights means without limitation Patent Rights, Name Rights, copyrights, trademarks, trade secrets and other forms of proprietary or industrial rights pertaining to inventions, know-how, works of authorship and other forms of intellectual property.

1.17            “Market Price”. Market Price means the lower of i) the per-kW price paid by a willing third party to Helidyne in the most recent arm’s length transaction for an unpackaged Expander in the same Size Category whose primary purpose is onshore power generation or, ii) if available, the average of such prices in the three most recent such arm’s length transactions.

1.18            “Name Rights”. Name Rights means existing and future United States, European and foreign trademarks, trade names, service marks, logos and commercial symbols.

1.19            “Non-Exclusive Markets”. Non-Exclusive Market means those markets, uses and applications set forth under the Non-Exclusive Markets section in Exhibit “B”.

1.20            “Party”. Party means Helidyne or PWVI; “Parties” means Helidyne and PWVI.

1.21            “Patent Rights”. Patent Rights means existing and future United States, European and foreign patents and patent applications, and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, reexaminations and extensions.

1.22            “Person”. Person means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

1.23            “Sale”. Sale means each sale of a System or an unpackaged Expander by PWVI and/or its Affiliates.

1.24            “Size Category”. Size Category means a Helidyne product series based on physical Expander size. All Expanders sold within the same series, e.g. Model 4000 series, will be considered to be part of the same Size Category.

1.25            “Specifications”. Specifications means the specifications for use, manufacture and operation of the Expanders and Helidyne Intellectual Property that will be incorporated into the Systems, which specifications are contained in Helidyne’s Manuals, as amended by Helidyne from time to time.

1.26            “System”. System means one or more of the PWVI systems incorporating an Expander or Expanders, up to a capacity of 500 kW, described in Exhibit “D” attached hereto, as such systems may be modified, improved, enhanced or upgraded from time to time.

1.27            “Territory”. Territory means all countries where Helidyne Intellectual Property enjoys patent protection as of the date hereof, as listed on Exhibit “E” attached hereto, and any other country for which PWVI agrees to reimburse Helidyne for filing the appropriate patent applications for any Helidyne Intellectual Property where no patent protection exists for such Helidyne Intellectual Property as of the date hereof, and any other country with Helidyne’s written consent.

1.28            “Third Party”. Third Party means any Person other than a Party.

1.29            Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definitions	Section
Agreement	Preamble
Breaching Party	10.2(a)
Helidyne Indemnified Parties	8.1
Disclosing Party	1.6
Effective Date	Preamble
Helidyne	Preamble
Initial Units	3.3
Invalidity Claim	4.5
Manual	2.5
Receiving Party	1.6
PWVI	Preamble
PWVI Indemnified Parties	8.2
Technology Transfer Date	2.5
Term	10.1
Transfer	12.1(b)
Transferee	12.1(b)

Article II
Grant of License and Technology Transfer to PWVI

2.1                License Grant. Subject to the terms and conditions of this Agreement, Helidyne hereby grants to PWVI: i) an exclusive (even as to Helidyne), sublicenseable only to PWVI’s Affiliates (in accordance with Section 2.2), and royalty-bearing (in accordance with Section 3.1) license to utilize the Helidyne Intellectual Property in order to sell Expanders and/or to manufacture, offer for sale, distribute and otherwise develop and commercialize Systems, in each case, in the Exclusive Markets within the Territory; and ii) a non-exclusive, sublicenseable only to PWVI’s Affiliates (in accordance with Section 2.2), and royalty-bearing (in accordance with Section 3.1) license to utilize the Helidyne Intellectual Property in order to sell Expanders and/or to manufacture, offer for sale, distribute and otherwise develop and commercialize the Systems, in each case, in the Non-Exclusive Markets within the Territory; provided, however, that the license grants contemplated by this Agreement shall not include any license to the Helidyne Name Rights in Mexico. Helidyne agrees not to grant any exclusive license in a Non-Exclusive Market without first offering PWVI the right to acquire such exclusive license.

2.2                Sublicenses. PWVI shall give Helidyne prior written notice of the name of any Affiliate to which it wishes to sublicense any of the rights granted in Section 2.1 and shall not grant a sublicense to any such Affiliate without the prior written approval of Helidyne, which approval shall not be unreasonably withheld. After receiving the prior written approval of Helidyne, PWVI shall be entitled to grant a sublicense to the approved Person only by means of a written agreement, and PWVI shall provide to Helidyne a copy of any such written agreement, in the form signed by each approved Person, promptly upon signature of such agreement. PWVI Affiliates may utilize the Helidyne Intellectual Property only pursuant to sublicenses in accordance with this Section 2.2. In each sublicense agreement, PWVI shall require the sublicensee to be bound by terms no less restrictive than the terms restricting PWVI in this Agreement, including, but not limited to, the term of the license and its termination, and the parties to such sublicense agreement shall provide that Helidyne is an intended third-party beneficiary to such sublicense agreement with rights to enforce the terms thereof and hereof.

2.3                References to Patent Rights. Whenever referring to the Helidyne Patent Rights in writing, PWVI shall designate Helidyne, or the companies designated by Helidyne, as the owner of the Helidyne Patent Rights.

2.4                Regulatory Approvals. It shall be the obligation of PWVI to obtain, at its expense, all governmental and regulatory approvals required in the Territory for the manufacture, sale and operation of the Systems or sale of Expanders.

2.5                Technology Transfer. As soon as reasonably possible and in any event no later than six months following the Effective Date (the “Technology Transfer Date”), Helidyne shall deliver to PWVI the technical manuals required for use and operation of the Expanders and the Helidyne Intellectual Property that will be incorporated into the Systems (collectively, the “Manuals”). In the event of termination of this Agreement, the Manuals shall be immediately returned to Helidyne.

2.6                Operating Matters.

(a)                 PWVI shall have no right to manufacture the Expanders, except that, in the event that Helidyne is unable to manufacture and deliver the Expanders ordered by PWVI within six months after the purchase order date, Helidyne shall, upon 30 days’ written notice from PWVI, either (i) arrange for a reputable third party manufacturer to fulfill such obligations or (ii) provide the Helidyne Intellectual Property to PWVI, otherwise fully cooperate with PWVI and permit PWVI to manufacture the Expanders as needed by PWVI.

(b)                 Except as set forth in section 2.6(a) above, Helidyne shall remain the sole manufacturer of the Expanders; provided, however, that the manufacturing of certain components thereof may be outsourced to PWVI on terms to be negotiated and signed in writing by both Parties.

(c)                 After delivery of the Initial Units, Helidyne shall deliver each Expander ordered by PWVI by the date agreed to by the Parties in the subject purchase order.

(d)                 PWVI shall be responsible for all warranty claims relating to Systems sold in the Territory. Helidyne shall be solely responsible for all warranty claims relating to unpackaged Expanders sold in the Territory and shall provide PWVI with such assistance as it shall reasonably request regarding warranty claims based on alleged defects in Expanders incorporated in the Systems. Helidyne shall promptly repair or replace all defective Expanders, whether or not incorporated in Systems.

(e)                 Subject to payment of all royalties and fees required hereunder, Helidyne warrants to PWVI that the Expanders (i) will be free from defects in material and workmanship, and (ii) will meet the Specifications so long as the Expanders are operated in accordance with the Specifications. This warranty shall be in full force and effect until the earlier of (i) 12 months after start-up and commissioning of the Expander (whether or not as part of a System) or (ii) 18 months after delivery of the Expander (whether or not as part of a System). These warranties shall survive the termination of this Agreement. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 2.6(e), PWVI ACKNOWLEDGES AND AGREES THAT HELIDYNE HAS NOT MADE AND DOES NOT MAKE ANY FURTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY RELATING TO THE EXPANDERS OR ANY MANUALS PROVIDED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY THAT THE EXPANDERS WILL FUNCTION ERROR-FREE. THESE AND ALL OTHER IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY HELIDYNE.

(f)                  During the Term of the Agreement, PWVI shall use its commercially reasonable best efforts to achieve maximum market penetration for the Systems in the Territory and may, among other things, participate in trade shows and exhibitions, perform demonstrations of the Systems, purchase advertising and otherwise take appropriate steps to promote and market the Systems. Within 30 days following the end of each calendar quarter following Commercialization, PWVI shall provide to Helidyne a written report, in reasonable detail, summarizing PWVI’s activities during the quarter.

(g)                 Helidyne shall provide to PWVI at no charge:

(i)                   Such technical support via email and telephone during normal business hours in the Mountain Time Zone as PWVI may reasonably request for the installation and operation of the Expanders.

(ii)                 Such promotional and advertising materials, e.g., brochures, DVDs, videos, graphics, etc., in sample or camera-ready form, as Helidyne may have available and PWVI may reasonably request, it being agreed that Helidyne shall not be required to create or produce any such materials.

(h)                 PWVI shall incorporate the Expanders in its Systems in accordance with the Specifications provided by Helidyne from time to time and in accordance with such additional reasonable directives and instructions as may be provided by Helidyne.

(i)                   The Parties shall, and shall cause their Affiliates to, at all times, comply in all material respects with all local, state, and federal laws applicable to their respective activities.

Article III
Financial Provisions

3.1                Royalties.

(a)                 Amounts Due. PWVI shall pay to Helidyne royalties (the “Royalties”) equal to 3% of the gross sale price received by PWVI and/or its Affiliates in each Sale of a System or an unpackaged Expander. For purposes of this Section 3.1, “gross sale price” shall include only the cost of the subject equipment and shall not include installation charges, taxes, shipping, permits, fees, etc.

(b)                 Reports and Accounting.

(i)                   Contracts. PWVI shall deliver to Helidyne, by PDF, a copy of each contract for a Sale within two business days after the execution of the contract.

(ii)                 Payments and Reports. Royalties shall be paid to Helidyne by wire transfer quarterly on each January 15, April 15, July 15, and October 15 with respect to Sales proceeds received during the previous calendar quarter. Concurrent with delivery of each Royalty payment under this Section 3.1(b)(ii), PWVI shall provide to Helidyne a true and correct written report of each Sale that occurred during the previous calendar quarter and the applicable gross sale price of each such Sale.

(iii)                Audits by Helidyne.  PWVI shall keep, and shall require its sublicensees to keep, complete and accurate records of the latest seven years relating to Sales. For the sole purpose of verifying payment in full of amounts payable to Helidyne pursuant to this Section 3.1, Helidyne shall have the right, no more than once each calendar year, at Helidyne’s expense to retain an independent certified public accountant, selected by Helidyne and reasonably acceptable to PWVI, or a Helidyne employee to review such records in the location(s) where such records are maintained by PWVI or its sublicensees upon reasonable notice and during regular business hours and under obligations of confidence to PWVI. Results of such review shall be made available to both Helidyne and PWVI. If the review reflects an underpayment to Helidyne, such underpayment shall be promptly remitted to Helidyne. If the underpayment is equal to or greater than 5% of the amounts that were otherwise due under this Section 3.1, PWVI shall pay all of the costs of such review and the one-audit-per-calendar year limitation shall be suspended to permit Helidyne, at its discretion, to conduct an additional audit, in accordance with all other terms of this Section 3.1(b)(iii) during the same calendar year.

3.2                Minimum Royalties. Notwithstanding any provision of this Agreement to the contrary, the Royalties shall be no less than $50,000 for each Commercial Year beginning six months after Commercialization, and no less than $100,000 per Commercial Year starting with the Sixth Commercial Year. In the event that the cumulative Royalties during a Commercial Year do not exceed an applicable minimum, PWVI shall pay the balance to Helidyne on the fifth business day following the end of such Commercial Year.

3.3                Upfront Purchases and Payments. PWVI shall pay to Helidyne a license acquisition fee of $100,000 and, on the Effective Date, place an order for two Expanders of 50 kW each in capacity (the “Initial Units”) at a price of $25,000 per Expander, notwithstanding Section 3.4, for a total upfront commitment of $150,000 to be paid in six consecutive monthly installments of $25,000 each beginning on the Effective Date. Helidyne shall deliver to PWVI an Expander test unit on or before the 60th day after the Effective Date, and Helidyne shall deliver the Initial Units in good operating condition to PWVI on or before the six-month anniversary of the Effective Date; provided, however, that the required delivery dates for the Initial Units shall be extended on a day-for-day basis for each day that any of the monthly installments of the license acquisition fee or the purchase price for the Initial Units are paid after the due date thereof.

3.4                Price of Expanders.

3.4.1           PWVI shall pay the Market Price to Helidyne for all of its orders for Expanders during the Term of this Agreement.

3.4.2           Notwithstanding Section 3.4.1, if no Market Price can be established, PWVI shall pay to Helidyne an amount equal to 1.5 multiplied by the Direct Cost for each Expander purchased during the first three Commercial Years and 2.0 multiplied by the Direct Cost for each Expander purchased thereafter.

3.4.3           Notwithstanding Sections 3.4.1 and 3.4.2, the price that PWVI pays to Helidyne for an Expander shall not exceed an amount equal to 3.0 multiplied by Direct Cost.

3.4.4           Notwithstanding Sections 3.4.1, 3.4.2, and 3.4.3, the price that PowerVerde pays to Helidyne for one or more Expanders shall not exceed the price offered by Helidyne to independent third parties for one or more Expanders of the same size, output and scope and with the same purchase volumes, lead times, and testing and delivery requirements that are provided under comparable business conditions to similarly situated customers of Helidyne.

3.5                Gas Processing and Gas Letdown Sales: In addition to Sales by PWVI of Expanders and Systems containing Expanders, PWVI may act as an independent sales representative for Helidyne on a non-exclusive basis to procure customers for sales of Expanders for use in the gas processing and gas letdown markets (“Commissioned Sales”) on the following terms:

(a)                 Gas Processing. Helidyne shall pay to PWVI immediately upon completion of each sale an amount equal to 30% of Helidyne’s gross margin on the sale, i.e., gross sales price less cost of goods sold. PWVI shall be entitled to this commission on all gas processing Commissioned Sales procured by it within one year from the date of this Agreement.

(b)                 Gas Letdown. Helidyne shall pay to PWVI immediately upon completion of each sale an amount to be negotiated by the Parties in good faith reflecting 30-50% of gross margin on the sale or 15-25% of the sale price. Standard equipment is expected to be at the lower end of the range while custom built equipment is expected to be at the higher end of the range. PWVI shall be entitled to this commission on all gas letdown Commissioned Sales procured by it as to each gas letdown Expander model within the earlier of (i) three years after the first commercial installation and successful operation of such model after the date of this Agreement, whether or not the subject sale was procured by PWVI, or (ii) five years from the date of this Agreement.

(c)                 Orders. Each order pursuant to this Section 3.5 shall be initiated pursuant to Helidyne’s RFQ process and shall be individually priced.

3.6                Currency and Method of Payments. All payments under this Agreement shall be made in United States dollars by wire transfer to such bank account as Helidyne may designate from time to time.

3.7                Expenses, Taxes. Except as otherwise specifically set forth in this Agreement, PWVI will bear all of its costs and/or expenses incurred in connection with the performance of its obligations under this Agreement and shall not be entitled to any reimbursement from Helidyne with regard to such costs and/or expenses. All amounts payable to Helidyne in accordance with this Article III are exclusive of all local, state, federal, and other governmental excise, sales, value-added, use, personal property and occupational taxes, excises, withholding obligations and other levies now in force or enacted in the future and, accordingly, the amount of all payments hereunder is subject to an increase equal to the amount of any tax that Helidyne may be required to collect or pay in connection with this Agreement, other than any tax on the net income of Helidyne.

Article IV
Intellectual Property Protection and Related Matters

4.1                Ownership and Improvements.

4.1.1           If any invention that represents an improvement of an Expander or any component of an Expander or any new product, process, service or new component of an Expander is conceived and reduced to practice or otherwise developed by Helidyne, any of its Affiliates or sublicensees, PWVI, any of PWVI’s Affiliates or sublicensees, and/or any agent(s) or contractor(s) of any of the foregoing, individually or jointly, then such inventions and all Intellectual Property Rights therein shall be owned by Helidyne and shall be Helidyne Intellectual Property. PWVI agrees to disclose promptly to Helidyne, and hereby assigns to Helidyne all of its rights, title and interest in and to, each such invention, including all Intellectual Property Rights therein and all rights of action and claims for damages and benefits arising due to past and present infringement of any such Intellectual Property Rights. PWVI shall cooperate and assist Helidyne, at Helidyne’s expense, by executing and causing all PWVI and Affiliate personnel to execute, and delivering to Helidyne, all documents reasonably requested by Helidyne to enable Helidyne to evidence, secure, effectuate and preserve the Intellectual Property Rights assigned to Helidyne in accordance herewith. PWVI shall obtain corresponding assignment and cooperation obligations from each Affiliate sublicensee as a condition of granting the applicable sublicense. All such inventions shall become part of the Helidyne Intellectual Property and shall be made available to PWVI upon the same terms and conditions as set forth herein for the other Helidyne Intellectual Property, without additional consideration from PWVI.

4.2                Prosecution and Maintenance of Patent Rights.

4.2.1           Helidyne shall have the first right and option to file and prosecute any patent applications and to maintain any patents included in the Helidyne Patent Rights or any patents on inventions described in Section 4.1, all at Helidyne’s expense. If Helidyne declines the option to file and prosecute any such patent applications or maintain any such patents, it shall give PWVI reasonable notice to this effect, sufficiently in advance to permit PWVI to undertake such filing, prosecution and/or maintenance without a loss of rights, and thereafter PWVI may, upon written notice to Helidyne, file and prosecute such patent applications and maintain such patents in the name of Helidyne, at PWVI’s expense, provided that PWVI shall be entitled to deduct such expenses from any payments due to Helidyne pursuant to Section 3.1 with a maximum deduction in any quarter of 10% of the total payments due under Section 3.1 during such quarter.

4.2.2           Cooperation. Each Party shall cooperate with the prosecuting Party with respect to the filing, prosecution, maintenance and extension of patents and patent applications pursuant to this Section 4.2, including:

(a)                 the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the prosecuting Party to file, prosecute, maintain or extend patents and patent applications as provided for in this Section 4.2;

(b)                 making its employees, agents and consultants reasonably available to the prosecuting Party (or to the prosecuting Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to file, prosecute or maintain patents and patent applications as provided for in this Section 4.2;

(c)                 providing the prosecuting Party with copies of all material correspondence with the United States Patent and Trademark Office or its foreign counterparts pertaining to the filing, prosecution or maintenance of patents and patent applications as provided for in this Section 4.2; and

(d)                 cooperating, if necessary and appropriate, with the prosecuting Party in gaining patent term extensions wherever applicable to such Patent Rights.

4.3                Third Party Infringement.

(a)                 Notifications of Third Party Infringement. Each Party agrees to notify the other Party when it becomes aware of the reasonable probability of infringement of the Helidyne Intellectual Property.

(b)                 Infringement Action. Within 90 days of becoming aware of any such infringement, Helidyne shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to enforce and protect the Helidyne Intellectual Property. If Helidyne fails to institute such suit or take such action within such 90 day period and such infringement is occurring in the Territory, then PWVI shall have the right at its sole discretion to institute such suit or take other appropriate action in the name of either or both Parties.

(i)                   Costs. Each Party that institutes such litigation or proceedings described in Section 4.3(b) shall assume and pay all costs incurred in connection with such litigation or proceedings, including without limitation the fees and expenses of such Party’s counsel, and expenses incurred by the other Party, including without limitation the fees and expenses of such other Party’s counsel, at the request of the Party that instituted such litigation or proceedings.

(ii)                 Recoveries. Any recovery obtained by any Party as a result of such proceeding or counterclaim, by settlement or otherwise, shall first be applied to reimburse the Party that initiated the litigation or counterclaim for all costs incurred in connection with such proceeding paid by such Party and not otherwise recovered, and any remaining balance shall be shared as follows:

(1)                 If the proceeding or counterclaim relate to an Exclusive Market, then any remaining balance shall be shared equally by the Parties;

(2)                 If the proceeding or counterclaim relate to a Non-Exclusive Market and if PWVI is the Party that institutes and prosecutes such proceeding or counterclaim, then any remaining balance shall be shared equally by the Parties;

(3)                 If the proceeding or counterclaim relate to a Non-Exclusive Market and if Helidyne is the Party that institutes and prosecutes such proceeding or counterclaim, then any remaining balance shall be retained by and paid to Helidyne.

(c)                 Cooperation; Settlements. In the event that either PWVI or Helidyne takes action pursuant to Section 4.3(b), the other Party shall cooperate with the Party so acting to the extent reasonably possible, including the joining of suit if necessary or desirable at the request and expense of the Party that takes such action.

4.4                Claimed Infringement; Third Party Actions. In the event that a Party becomes aware of any claim that the development or commercialization of the Expanders infringes the Intellectual Property Rights of any Third Party, such Party shall promptly notify the other Party. Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any alleged infringement or misappropriation of Third Party Intellectual Property Rights arising out of or in connection with the development or commercialization of the Expanders. Such notices shall be provided promptly, but in no event after more than 15 days following receipt thereof. PWVI shall not settle any such claim without Helidyne’s prior written consent, such consent not to be unreasonably withheld.

4.5                Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Helidyne Intellectual Property is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by PWVI or Helidyne pursuant to Section 4.3 or in an action brought against PWVI or Helidyne described in Section 4.4, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. PWVI shall not settle or compromise any Invalidity Claim without the consent of the Helidyne, which consent shall not be unreasonably withheld.

Article V
Confidentiality

5.1                Confidential Information. The Receiving Party shall (a) not use any of the Disclosing Party’s Confidential Information except in connection with the activities contemplated by this Agreement, (b) maintain in confidence the Disclosing Party’s Confidential Information (except to the extent reasonably necessary for regulatory approval of the Expanders and Systems, for the filing, prosecution and maintenance of Patent Rights or to develop and commercialize the Expanders and the Systems in accordance with this Agreement), and (c) not otherwise disclose the Disclosing Party’s Confidential Information to any other person, firm, or agency, governmental or private (except consultants and advisors in accordance with Section 5.2), without the prior written consent of the Disclosing Party. If the Disclosing Party’s Confidential Information is required to be disclosed by the Receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with legal process, the Receiving Party may do so, provided that (x) to the extent permitted by law, the Receiving Party provides written notice of such disclosure request to the Disclosing Party within two Business Days following receipt of the request, (y) the Receiving Party reasonably cooperates, at the Disclosing Party’s sole cost and expense, in the Disclosing Party’s efforts to object to or seek confidential treatment of such disclosures and (z) the Receiving Party discloses Confidential Information of the Disclosing Party only to the extent reasonably necessary and no sooner than reasonably required for such legal compliance or litigation purpose.

5.2                Employee, Consultant and Advisor Obligations. The Receiving Party agrees that it shall provide the Disclosing Party’s Confidential Information only to those employees, consultants and advisors of the Receiving Party or its sublicensees permitted hereunder who have a need to know such Confidential Information to assist the Receiving Party in fulfilling its obligations or exercising its rights under this Agreement; provided that the Receiving Party shall remain responsible for any failure by it and its Affiliates and sublicensees and their respective employees, consultants and advisors to treat such Confidential Information as required under Section 5.1.

5.3                Confidentiality Term. All obligations of confidentiality imposed under this Article V shall survive the termination or expiration of this Agreement.

5.4                Equitable Relief. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event that a Party breaches the provisions of this Article V. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent such breaches and to enforce specifically such provisions of this Agreement in any action instituted in any court of competent jurisdiction, in addition to any other remedy to which it may be entitled, at law or in equity. The Parties agree and stipulate that each Party shall be entitled to such injunctive relief without posting a bond or other security; provided, however, that if the posting of a bond is a prerequisite to obtaining injunctive relief, then a bond in the amount of $1,000 shall be sufficient.

Article VI
Representations and Warranties

6.1                Representations of Authority. PWVI and Helidyne each represents and warrants to the other that, as of the Effective Date, it has full right, power and authority under its organizational documents to enter into this Agreement and to perform its respective obligations under this Agreement.

6.2                No Conflict. PWVI and Helidyne each represents and warrants that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not and will not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as shall have been obtained prior to the Effective Date.

6.3                Fees Payable. PWVI and Helidyne each represents and warrants that there are no broker’s commissions, finder’s fees or other amounts payable with regard to this transaction.

6.4                Intellectual Property. Helidyne represents and warrants to PWVI that (a) Helidyne owns the exclusive right to use the Helidyne Intellectual Property in the Territory, free and clear of all claims, liabilities, licenses, liens, pledges, charges and encumbrances of any kind, (b) Helidyne has the right to grant to PWVI the rights and licenses under the Helidyne Intellectual Property granted in this Agreement; (c) none of the Helidyne Patent Rights was fraudulently procured from the relevant governmental patent granting authority; (d) as of the Effective Date, there is no claim or demand of any Person, or any proceeding which is pending or, to the knowledge of Helidyne, threatened, that asserts the invalidity, misuse or unenforceability of the Helidyne Patent Rights or challenges Helidyne’s ownership or right to use or license the Helidyne Intellectual Property or makes any adverse claim with respect thereto; and (e) to the knowledge of Helidyne, as of the Effective Date, the Helidyne Intellectual Property is not being infringed by any Third Party; NOTWITHSTANDING THE FOREGOING, HELIDYNE MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACTUAL VALIDITY OF THE PATENTS UNDERLYING THE HELIDYNE PATENT RIGHTS.

Article VII
[Intentionally Deleted]

Article VIII
Indemnification

8.1                PWVI. PWVI agrees to defend, indemnify and hold harmless Helidyne, its Affiliates and its and their respective directors, officers, employees and agents (the “Helidyne Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim to the extent arising out of (a) any breach by PWVI of any of its representations or warranties pursuant to Article VI of this Agreement or any of its obligations contained in this Agreement, (b) any death, personal bodily injury or property damage arising from the use of any System sold by PWVI or its Affiliates which is not caused by any failure of the Expander to function in accordance with the Specifications, (c) any sale by PWVI or its Affiliates of a System for use outside of the Territory. In the event of any Third Party claim against the Helidyne Indemnified Parties in respect of which indemnity may be sought hereunder, Helidyne shall promptly notify PWVI in writing of the claim and PWVI shall manage and control, at its sole expense, the defense of the claim and its settlement or (d) any claim alleging that development, commercialization or use of any System in the Territory by PWVI or its Affiliates infringes the Intellectual Property Rights of any Third Party that is not based on a claim that the Expander included in the System is the primary source of such infringement. In the event of any Third Party claim against the Helidyne Indemnified Parties in respect of which indemnity may be sought hereunder, Helidyne shall promptly notify PWVI in writing of the claim and PWVI shall manage and control, at its sole expense, the defense of the claim and its settlement. The Helidyne Indemnified Parties shall cooperate with PWVI and may, at their option and expense, be represented in any such action or proceeding by counsel of their own selection. PWVI shall not be liable for any litigation costs or expenses incurred by the Helidyne Indemnified Parties without PWVI’s prior written authorization. In addition, PWVI shall not be responsible for the indemnification of any Helidyne Indemnified Party to the extent arising from negligence or intentional misconduct by such Person, or as the result of any settlement or compromise by the Helidyne Indemnified Parties without PWVI’s prior written consent. Notwithstanding anything to the contrary herein, in the event that PWVI does not pay the cost of the defense of such claim and its settlement, then Helidyne may, in addition to its other rights and remedies, undertake the defense of such claim and may settle such claim without PWVI’s consent.

8.2                Helidyne.  Helidyne agrees to defend, indemnify and hold harmless PWVI, its Affiliates. its and their respective directors, officers, employees and agents (the “PWVI Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim to the extent arising out of (a) any breach by Helidyne of any of its representations or warranties pursuant to Article VI of this Agreement or any of its obligations contained in this Agreement, (b) any death, personal bodily injury, or property damage arising from any failure of an Expander to function in accordance with the Specifications, (c) any sale of an Expander in the Territory by Helidyne or its Affiliates or licensees, or (d) any claim alleging that development, commercialization or use of the Expander (exclusive of the System) in the Territory by PWVI or its Affiliates infringes the Intellectual Property Rights of any Third Party. In the event of any Third Party claim against the PWVI Indemnified Parties in respect of which indemnity may be sought hereunder, PWVI shall promptly notify Helidyne in writing of the claim and Helidyne shall manage and control, at its sole expense, the defense of the claim and its settlement (subject to Section 4.4). The PWVI Indemnified Parties shall cooperate with Helidyne and may, at their option and expense, be represented in any such action or proceeding by counsel of their own selection. Helidyne shall not be liable for any litigation costs or expenses incurred by the PWVI Indemnified Parties without Helidyne’s prior written authorization. In addition, Helidyne shall not be responsible for the indemnification of any PWVI Indemnified Party to the extent arising from negligence or intentional misconduct by such Person, or as the result of any settlement or compromise by the PWVI Indemnified Parties without Helidyne’s prior written consent.

Article IX
Insurance

Each Party shall obtain and provide on or before the Commencement Date certified evidence of general liability insurance with a policy limit of not less than $2,000,000 inclusive for bodily injury and property damage, the terms of which shall extend for the Term of this Agreement to insure any liabilities in whatsoever form or source which such Party has assumed or will assume in due course pursuant to the conditions of this Agreement. Each Party’s insurance policy shall be taken out with a large insurance provider reasonably acceptable in the Territory and shall include the other Party as additional insured such that the insurer shall provide to the other Party at least 30 days prior written notice of any cancellation, lapse or modification of its insurance policy. The Parties agree that the insurance currently in place by the other Party is compliant with the requirements of this Article IX.

Article X
Term and Termination

10.1            Term. Unless terminated earlier pursuant to Section 10.2, this Agreement shall commence on the Effective Date and shall expire 10 years after Commercialization (the period through such date, the “Term”).

10.2            Termination.

(a)                 Termination for Material Breach. Upon any material breach of this Agreement, including without limitation any payment default hereunder, by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing 30 days’ written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the 30 day period unless the Breaching Party cures such breach during such period.

(b)                 Termination by Reason of Claims against the Helidyne Patent Rights. If circumstances materially affecting the validity of the Helidyne Patent Rights arise after the execution of this Agreement, Helidyne shall promptly notify PWVI in writing, and PWVI shall be entitled to terminate this Agreement with immediate effect without prejudice to PWVI’s right to sue for any breach of Helidyne’s representations and warranties set forth in Section 6.4.

(c)                 Liquidation, etc. In the event that PWVI (a) has a directors’ resolution passed or a court order entered or other substantive step taken for its winding up, liquidation or dissolution, which step is not retracted within 30 days, or (b) ceases to carry on the business contemplated by this Agreement, then Helidyne shall have the right to terminate this Agreement immediately upon written notice to PWVI.

(d)                 Remedies. Termination shall be in addition to, and shall not prejudice, any of the Parties’ remedies at law or in equity.

10.3            Effects of Termination.

(a)                 Upon any expiration or termination of this Agreement, nothing in this Agreement shall be construed to release either Party from any obligations that accrued or matured prior to the effective date of expiration or termination, and the following provisions shall expressly survive any such expiration or termination: Sections 3.1, 3.2, 3.5, 3.6, 4.1, 4.2, and 4.4, Article V, Article VIII, Sections 10.3 and 10.4, and Articles XI and XII.

(b)                 Upon any expiration or termination of this Agreement, each Receiving Party shall return to the Disclosing Party the Confidential Information of the Disclosing Party, including all copies and reproductions thereof and will not retain any copies, extracts, analyses, or other reproductions, in whole or in part, of such Confidential Information, except that (i) each Receiving Party may retain the Disclosing Party’s Confidential Information to the extent necessary to exercise its licenses which survive termination or expiration, and (ii) one copy may be retained by the legal counsel of the Receiving Party for purposes of complying with the Receiving Party’s obligations hereunder.

10.4            Cooling Off Period. Helidyne shall not license any Helidyne Intellectual Property in the Exclusive Markets within the Territory to any party other than PWVI for a period of five years beginning upon the end of the Term or upon termination of this Agreement for any reason other than a breach by PWVI, as applicable.

Article XI
Applicable Law and Dispute Resolution

11.1            General. This Agreement and any disputes arising hereunder shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to its conflict of law rules.

11.2            Attorney’s Fees. In the event of litigation arising under this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and expenses incurred in connection with such litigation at all levels, including before the filing of suit.

Article XII
Miscellaneous Provisions

12.1            Limitation of Liability. EXCEPT WITH RESPECT TO THE PARTIES' OBLIGATIONS UNDER ARTICLE V, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

12.2            Assignment.

(a)                 Neither Party may assign this Agreement in whole or in part without the consent of the other, which consent shall not be unreasonably withheld, except to an Affiliate of the assigning Party.

(b)                 The licenses granted to PWVI under this Agreement are appurtenant to and run with the Helidyne Intellectual Property and shall bind any Transferee (as defined below). Helidyne shall (i) ensure that any Person acquiring any right, title or interest in or to the Helidyne Intellectual Property, or any Intellectual Property Rights underlying the licenses granted herein, including any purchaser, assignee or transferee of such intellectual property rights or any Person obtaining a security interest therein, (collectively, “Transferees”) shall be bound by the licenses and other rights granted to PWVI under this Agreement, and (ii) require that Transferees confirm in writing prior to any such sale, assignment, transfer or acquisition of any right, title or interest in or to such intellectual property rights (“Transfer”) that the licenses and other rights granted to PWVI under this Agreement shall not be affected in any manner by such Transfer.

12.3            Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements and agreements with respect to the subject matter hereof, whether written or oral, including the Letter of Agreement between the Parties dated March 24, 2016, which are hereby terminated. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

12.4            Notices.

Notices to Helidyne shall be addressed to:

Helidyne LLC 1425 Redledge Road, Suite 102 Washington, UT 84780 Attention: Kevin Kerlin Fax: [•]

Notices to PWVI shall be addressed to:

PowerVerde, Inc. 420 S. Dixie Highway Suite 4B Coral Gables, FL 33146 Attention: Richard H. Davis, CEO Fax: 305-660-0028

Any Party may change its address by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight or international express courier service, (c) sent by facsimile transmission, or (d) personally delivered, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

12.5            Public Announcements. Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed upon by the Parties in advance of such announcement; provided that either Party may make any public announcements that are required, as reasonably determined by the announcing Party, by applicable law, by applicable stock exchange or Nasdaq regulation or by order or other ruling of a court; provided that any such announcement shall be provided to the other Party at least two Business Days prior to public announcement and reasonably accept the other Party’s comments. PWVI may announce and advertise the manufacture and commercialization of the Systems and Expanders by it.

12.6            Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Helidyne or PWVI to act as agent for the other.

12.7            No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

12.8            Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

12.9            No Implied Waivers; Rights Cumulative. No failure on the part of Helidyne or PWVI to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

12.10         Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, Helidyne and PWVI hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

12.11         Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

12.12         No Third Party Beneficiaries. No person or entity other than Helidyne, PWVI and their permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

12.13         Construction of this Agreement. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense. When used in this Agreement, “including” and “includes” mean “including without limitation” and “includes without limitation”, respectively. References to either Party include the successors and permitted assigns of such Party.

12.14         Cooperation. The Parties shall cooperate in good faith and execute and deliver such documents and take such further action as shall be reasonably required to fulfill the purpose and intent of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

HELIDYNE LLC By: /s/ Kevin Kerlin Kevin Kerlin President and CEO
POWERVERDE, INC. By: /s/ Richard H. Davis Richard H. Davis Chief Executive Officer

Exhibit “A”

Helidyne Name Rights

Exhibit “B”

Exclusive Markets:

•	Waste Heat Recovery
o	Organic Rankine Cycle
o	Steam (Rankine Cycle)
•	Solar Thermal
o	Limited to Organic Rankine Cycle applications only

Non-Exclusive Markets:

•	Steam from fired boilers or steam pressure reduction valve (i.e. not from waste heat)
•	Geothermal
•	Non-Organic Rankine Cycle Solar Thermal
•	Gas letdown (only under the terms of Section 3.5)
•	Gas processing (only under the terms of Section 3.5)

Exhibit “C”

Exhibit “D”

Exhibit “E”